Exhibit 99.1

News Release

Abbott to Sell Abbott Medical Optics to Johnson & Johnson for $4.325 Billion

•             Abbott continues to shape its portfolio for long-term growth

•             Company is building on its leadership positions in key areas of focus, including cardiovascular devices and diagnostics

ABBOTT PARK, Ill., Sept. 16, 2016 — Abbott announced today that it will sell Abbott Medical Optics, its vision care business, to Johnson & Johnson for $4.325 billion in cash.

“We’ve been actively and strategically shaping our portfolio, which has recently focused on developing leadership positions in cardiovascular devices and expanding diagnostics,” said Miles D. White, chairman and chief executive officer, Abbott. “Our vision care business will be well-positioned for continued success and advancement with Johnson & Johnson, and I’d like to thank our employees for building a successful business.”

Abbott’s vision business has products in areas including cataract surgery, laser vision correction (LASIK) and corneal care products (contact solution, eye drops, etc.).

The net impact of this transaction is not expected to impact Abbott’s overall targeted ongoing earnings per share in 2017. This targeted earnings per share excludes the expected gain on this transaction and any costs related to the transaction. The transaction is expected to close in the first quarter of 2017 and is subject to customary closing conditions, including regulatory approvals.

About Abbott:

Abbott is a global healthcare company devoted to improving life through the development of products and technologies that span the breadth of healthcare. With a portfolio of leading, science-based offerings in diagnostics, medical devices, nutritionals and branded generic pharmaceuticals, Abbott serves people in more than 150 countries and employs approximately 74,000 people.

Visit Abbott at www.abbott.com and connect with us on Twitter at @AbbottNews.

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Private Securities Litigation Reform Act of 1995

Abbott Caution Concerning Forward-Looking Statements

Some statements in this document may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. Abbott cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements, including but not limited to the ability of the parties to consummate the proposed transaction on a timely basis or at all and the ability of the parties to satisfy the conditions precedent to consummation of the proposed transaction, including the ability to secure the required regulatory approvals on the terms expected, on a timely basis or at all. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Item 1A, “Risk Factors,” in Abbott’s Annual Report on Securities and Exchange Commission Form 10-K for the year ended December 31, 2015, and Abbott’s Quarterly Report on Form 10-Q for the period ended June 30, 2016, and are incorporated herein by reference. Abbott undertakes no obligation to revise any forward-looking statements as a result of subsequent events or developments, except as required by law.

Abbott Media:
Darcy Ross, (224) 667-3655

Abbott Financial:
Scott Leinenweber, (224) 668-0791

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